UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported)
September 29, 2010

INFORMATICA CORPORATION
(Exact name of registrant as specified in its charter)

State of Delaware	0-25871	77-0333710
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
100 Cardinal Way
Redwood City, California 94063
(Address of principal executive offices)
(650) 385-5000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On September 29, 2010, Informatica Corporation (“ Informatica”) entered into a Credit Agreement (the “ Credit Agreement”) with each of the lenders party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent (the “ Agent”), Comerica Bank, as Syndication Agent, Bank of America, N.A., HSBC Bank USA, National Association and Wells Fargo Bank, National Association, as Co-Documentation Agents, and J.P. Morgan Securities LLC and Comerica Bank, as Joint Bookrunners and Joint Lead Arrangers. The Credit Agreement provides for an unsecured revolving credit facility in an amount of up to $220.0 million, with an option for Informatica to request to increase the revolving loan commitments by an aggregate amount of up to $30.0 million with new or additional commitments, for a total credit facility of up to $250.0 million. The revolving credit facility has sublimits for swingline loans up to $10.0 million and for the issuance of standby letters of credit in a face amount up to $20.0 million.
At Informatica’s option, revolving loans accrue interest at a per annum rate based on either:
•	the base rate plus a margin ranging from 1.00% to 1.75% depending on Informatica’s consolidated leverage ratio, and
•	LIBOR (based on 1, 2, 3 or 6-month interest periods) plus a margin ranging from 2.00% to 2.75% depending on Informatica’s consolidated leverage ratio.
The base rate means the highest of JPMorgan Chase Bank, N.A.’s prime rate, the federal funds rate plus a margin equal to 0.50%, and LIBOR for a 1-month interest period plus a margin equal to 1.00%. Swingline loans accrue interest at a per annum rate based on the base rate plus the applicable margin for base rate loans. Informatica is also obligated to pay other customary closing fees, arrangement fees, administration fees, commitment fees and letter of credit fees for a credit facility of this size and type.
Revolving loans may be borrowed, repaid and reborrowed until September 29, 2014, at which time all amounts borrowed must be repaid. Swingline loans shall be repaid on the 15th day of a calendar month, or the last day of a calendar month, or September 29, 2014, whichever is earlier. Accrued interest on the revolving loans is payable quarterly in arrears with respect to base rate loans and at the end of each interest rate period (or at each three month interval in the case of loans with interest periods greater than three months) with respect to LIBOR loans. Accrued interest on the swingline loans is payable on each day that a swingline loan is required to be repaid. Informatica may prepay the loans or terminate or reduce the commitments in whole or in part at any time, without premium or penalty, subject to certain conditions including minimum amounts in the case of commitment reductions and reimbursement of certain costs in the case of prepayments of LIBOR loans.
On September 29, 2010, Siperian LLC and Identity Systems, Inc., each wholly-owned subsidiaries of Informatica, entered into a Guaranty in favor of Agent, pursuant to which such parties guarantied all of the obligations of Informatica under the Credit Agreement. Future material domestic subsidiaries of Informatica will be required to guaranty Informatica’s obligations under the Credit Agreement.
The Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict Informatica and its subsidiaries’ ability to, among other things, incur indebtedness, grant liens, merge or consolidate, dispose of assets, make investments, make acquisitions, enter into hedging agreements, enter into certain transactions with affiliates, pay dividends or make distributions, repurchase stock, enter into restrictive agreements and enter into sale and leaseback transactions, in each case subject to customary exceptions for a credit facility of this size and type. Informatica is also required to maintain compliance with a consolidated leverage ratio and a consolidated interest coverage ratio.
The Credit Agreement includes customary events of default that, include among other things, non-payment defaults, inaccuracy of representations and warranties, covenant defaults, cross default to material indebtedness, bankruptcy and insolvency defaults, material judgment defaults, ERISA defaults and a change of control default. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the Credit Agreement at a per annum rate equal to 2.00% above the applicable interest rate for any overdue principal and 2.0% above the rate applicable for base rate loans for any other overdue amounts.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: September 29, 2010	INFORMATICA CORPORATION
	By:	/s/ Earl E. Fry
Earl E. Fry
Chief Financial Officer, Chief Administrative Officer, Executive Vice President and Secretary